EXHIBIT 16

September 28, 2017

Securities and Exchange Commission
100 F Street, N. E.
Washington, DC 20549

We have read the statements made by Greene County Bancorp, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K/A of Greene County Bancorp, Inc., dated September 28, 2017. We agree with the statements concerning our Firm in such Form 8-K/A.

/s/ BDO USA, LLP
Harrisburg,
Pennsylvania